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                                                                    EXHIBIT 99.E
[MINNESOTA MUTUAL LETTERHEAD]

February 23, 1998

                                                                MINNESOTA MUTUAL

The Minnesota Mutual Life Insurance Company
400 Robert Street North
St. Paul, Minnesota 55101

Re: Variable Adjustable Life Policy

Dear Sir or Madam:

This opinion is furnished in connection with the filing of Post-Effective Amendment Number 13 to the Registration Statement on Form S-6 ("Registration Statement"), File Number 33-3233, which covers premiums expected to be received under Variable Adjustable Life Insurance Policy ("Policies") on the form referenced above and offered by The Minnesota Mutual Life Insurance Company. The prospectus included in the Registration Statement describes policies which will be offered by Minnesota Mutual, after the Amendment to the Registration Statement is declared effective, in each state where they have been approved by appropriate state insurance authorities. The policy form was prepared under my direction, and I am familiar with the Registration Statement and Exhibits thereto. In my opinion:

(1) The illustrations of death benefits, policy values and accumulated premiums for the Policy, described under the headings "Policy Values," "Death Benefit Options" and "Variations in Death Benefit," and fully illustrated in Appendix I of the prospectus entitled "Illustrations of Policy Values, Death Benefits and Premiums" and Appendix II of the prospectus entitled "Summary of Policy Charges" and included in the Registration Statement ("Prospectus"), based upon the assumptions stated, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in Appendix I, appear to be correspondingly more favorable to a prospective purchaser of a Policy for males age 40 than to prospective purchasers of Policies for a male at other ages or for a female at other ages.

(2) The table shown under the heading "Summary," illustrating the representative premiums for maximum and minimum plans of insurance, is consistent with the provisions of the Policies.

(3) The description under the heading "Policy Adjustments," describing the effects of a Policy adjustment on an illustrated standard risk Policy, and illustrating adjustments on a hypothetical policy, is consistent with the provisions of the Policies.

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The Minnesota Mutual Life Insurance Company
February 23, 1998
Page 2

(4) The description under the sub-heading "Restrictions on Adjustments," describing the effects of restrictions on Policy adjustments in illustrated situations, is consistent with the provisions of the Policies.

(5) The description under the heading "Policy Charges," describing sales load computations in illustrated situations and in Appendix V, is consistent with the provisions of the Policies.

(6) The information with respect to the Policy contained in Appendix III, entitled "Illustration of Death Benefit Calculation," based upon the assumptions stated therein, is consistent with the provisions of the Policies.

(7) The information with respect to the Policy contained in Appendix IV, entitled "Policy Loan Example," based upon the assumptions stated therein, is consistent with the provisions of the Policies.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the Prospectus.

Very truly yours,



/s/ Jaymes G. Hubbell, F.S.A.
Second Vice President
 and Actuary

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